Double Eagle Petroleum		Company
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR 5:00 PM EST RELEASE
Date: March 1, 2012

Double Eagle Petroleum Co. Updates Niobrara Well Drill Results and Reports Increase in 2011 Proved
Reserves

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that it has completed the drilling of its Atlantic Rim (Greater Green River Basin) exploratory appraisal well and has cased the well to 9,450 feet. Preliminary results indicate that the Niobrara shale is oil charged with natural fractures, and that there are potential productive gas zones beneath the Niobrara formation. Completion is expected to commence in August 2012 as the wildlife stipulations do not allow completion activity in the area from March 1st to August 1st. The target test formations were the Niobrara shale formation (6,800 feet to 8,300 feet), the Frontier formation at 8,700 feet and the Dakota formation at 9,350 feet.

Oil was recovered from the pits, multiple logs were run and core samples taken from 6,800 feet to 9,450 feet. Initial results indicate oil and gas shows throughout the Niobrara shale formation and three potential productive gas zones below the Niobrara in the Sage Breaks, Dakota and Frontier formations. Sidewall core samples are being analyzed to determine the reservoir quality in the Niobrara formation and information for future Niobrara targets.

Current plans are to perforate and frack up to eight stages in the vertical well, up to five targeting oil zones and three targeting the gas formations. The targeted oil zones are approximately 400-700 feet in gross thickness, and the three targeted gas zones are approximately 300 feet in gross thickness.

Double Eagle has approximately 61,000 gross (38,000 net) acres with Niobrara formation exposure in the Atlantic Rim within the Greater Green River Basin. There are several other companies active in leasing and drilling through the Greater Green River Basin, including Shell, Quicksilver, Samson, Entek, among others.

The Company also reported today that its proved reserves increased 19% to 136.6 Bcfe as of December 31, 2011. The increase in proved reserves were primarily due to the successful drilling and completion of 13 gross (12 net) CBM wells in the Company operated Catalina Unit, as well as 19 gross (1.6 net) new Pinedale Anticline wells being added during the year.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 74,000 net acres.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. These include statements regarding preliminary exploration results and 2012 development and exploration activities. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, unsuccessful drilling and completion activities, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance or in drilling and completing wells, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.com